EXHIBIT 99.4

AINOS, INC.

CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS – ADOPTED AUGUST 20 2021

1.0	PURPOSE OF THE COMMITTEE

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of AINOS, INC., a Texas corporation (the “Company”), shall be to act on behalf of the Board in:

•	determining and approving the compensation of the Company’s Chief Executive Officer;

•	reviewing and approving compensation for the Company’s other executive officers and senior management, including those classified by the Company as officers for purposes of Securities and Exchange Commission (the “SEC”) rules under Section 16 of the Securities Exchange Act (the “Act”);

•	reviewing and recommending to the Board compensation for the Company’s directors;

•	reviewing and discussing with management the Company’s Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s proxy statements and annual reports on Form 10-K;

•	preparing the annual Compensation Committee report for inclusion into the Company’s proxy statements and annual reports on Form 10-K;

•	fulfilling the Board’s oversight responsibilities with respect to the Company’s overall compensation policies, plans and programs; and

•	performing other activities related to the Company’s compensation plans and structure. The term “compensation” shall include salary, long-term incentives, variable compensation, perquisites, equity incentives, severance arrangements and employee benefit plans, including but not limited to retirement/401(k), health, welfare, disability, deferred compensation plans and any other rights or compensation received under the Company’s compensation and employee benefit plans.

AINOS, INC. CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF

DIRECTORS – ADOPTED AUGUST 20 2021

2.0	AUTHORITY OF THE COMMITTEE

2.1

Full Access. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder, including human resources personnel preparing the CD&A for use in the Company’s annual reports on Form 10-K, registration statements, proxy statements or information statements for the Company reports to be filed with the SEC.

2.2

Authority to Obtain Advice and Retain Advisors. The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In addition, the Committee shall have authority to retain and terminate any compensation consultant to assist in the evaluation of director, executive officer or senior management compensation, including authority to approve such reasonable consultant’s fees and other retention terms, all at the Company’s expense. Such compensation consultants, independent legal counsel or other advisors and consultants shall report directly, and be accountable, to the Committee. The Committee shall recommend to the Board for its approval expenditures for external resources that are expected to be material and outside the ordinary course of the Committee’s practices.

2.3

Delegation of Authority. The Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Committee to grant stock awards under the Company’s equity incentive plans to persons who are not then subject to the Act.

2.4

Specific Responsibilities and Authority. Without limiting the generality of this section, pursuant to Rule 10C-1(b)(2), (3) and (4)(i)-(vi) under the Act, the Committee shall have the following specific responsibilities and authority:

2.4.1	In its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisers.

2.4.2	The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Committee.

2.4.3

The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee.

AINOS, INC. CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF

DIRECTORS – ADOPTED AUGUST 20 2021

2.4.4

The Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, only after taking into consideration the following factors:

	2.4.4.1	the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

2.4.4.2

the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

	2.4.4.3	the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

	2.4.4.4	any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

	2.4.4.5	any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

	2.4.4.6	any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

2.5

Determination of Independence of Advisors. Before engaging, or receiving advice from, a compensation consultant, external legal counsel or any other advisor, the Committee shall consider the independence of each such advisor by taking into account the following factors and any other factors required by The Nasdaq Stock Market LLC (“Nasdaq”) or the SEC and corresponding rules that may be amended from time to time, including any exceptions permitted by such rules:

2.5.1	the provision of other services to the Company by the employer of the compensation consultant, counsel or other advisor (the “Advisory Firm”);

AINOS, INC. CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF

DIRECTORS – ADOPTED AUGUST 20 2021

2.5.2	the amount of fees received from the Company by the Advisory Firm, as a percentage of the Advisory Firm’s total revenue;

2.5.3	the Advisory Firm’s policies and procedures that are designed to prevent conflicts of interest;

2.5.4	any business or personal relationship of the compensation consultant, counsel or other advisor with a member of the Committee;

2.5.5	any stock of the Company owned by the compensation consultant, counsel or other advisor;

2.5.6	any business or personal relationship between an executive officer of the Company and the compensation consultant, counsel, other advisor or the Advisory Firm; and

2.5.7

The Committee shall review and discuss with management any conflicts of interest raised by the work of a compensation consultant or advisor retained by the Committee or management and how such conflict is being addressed, and prepare any necessary disclosure in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations.

3.0	COMPOSITION OF COMMITTEE

3.1	Membership. The Committee shall be comprised of at least two (2) members of the Board.

3.2	Independence of Members. Each member of the Committee shall satisfy:

3.2.1

the independence requirements of Nasdaq applicable to compensation committees and members, as in effect from time to time, when and as required by Nasdaq and be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board;

3.2.2	the “non-employee director” standard within the meaning of Rule 16b-3 promulgated under the Act; and

AINOS, INC. CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF

DIRECTORS – ADOPTED AUGUST 20 2021

3.2.3	any other requirements imposed by other applicable laws.

3.3

Affirmative Determination of Independence. The Board shall affirmatively determine the independence of any director who will serve on the Compensation Committee considering all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

3.3.1	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and

3.3.2	whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

3.4

Appointment and Removal. The members of the Committee and the Committee’s Chairperson shall be appointed by the Board, on the recommendation of the Executive Committee of the Board of Directors as defined in the Company’s Corporate Governance Policies, and serve at the discretion of the Board in accordance with the Company’s Bylaws. Committee members will serve such terms as the Board may fix. Vacancies occurring on the Committee shall be filled by the Board.

3.5

Succession Planning. At least annually, the Committee will consider and assist the Board in developing succession plans for the CEO and other key executive officers and appropriate management personnel.

4.0	MEETINGS AND MINUTES

4.1

Meetings. The Committee will hold such regular and special meetings as its members deem necessary or appropriate. Each independent director may attend any meeting of the Committee, except for portions of the meetings where his or her presence would be inappropriate, as determined by the Committee. The Chief Executive Officer may attend at the invitation of the Committee.

4.2

Minutes and Reports. Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee and members of the Board who are not members of the Committee. The Chairperson of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

AINOS, INC. CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF

DIRECTORS – ADOPTED AUGUST 20 2021

5.0	COMMITTEE DUTIES

The Committee’s procedures should remain flexible to address changing circumstances most effectively. Accordingly, the Committee may supplement and, except as otherwise required by applicable law or the requirements of Nasdaq, deviate from these activities as appropriate under the circumstances:

5.1

CEO Compensation. The Committee shall review, modify (as needed) and approve, in its sole discretion, the salary, variable compensation, equity compensation and any other compensation and terms of employment of the Company’s Chief Executive Officer, at least annually based on performance. In determining the compensation of the Chief Executive Officer, the Committee shall consider the Company’s short-term and long-term performance goals and metrics to measure achievement of such goals, in light of the Committee’s determination of the appropriate means of retaining and motivating the Chief Executive Officer. The Committee should also consider the Company’s results and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies and awards given to the Company’s Chief Executive Officer in past years. The Chief Executive Officer may not be present during the voting or deliberations regarding his compensation.

5.2

Compensation of Other Executive Officers and Other Senior Management. The Committee shall review, modify (as needed) and approve the salary levels, variable compensation plans, and structures and payments thereunder and other forms of compensation policies, plans and programs for other executive officers and other senior management of the Company, at least annually based on performance, including:

5.2.1

reviewing and approving corporate performance goals, the structure and method for determining the terms of overall executive variable compensation or other compensatory plans, method of determination of individual goals for executives and other senior management thereunder, and payment of individual executive variable compensation to the extent such variable compensation contains a discretionary component; and

5.2.2

reviewing national and industry-wide executive compensation practices and trends to assess the adequacy and competitiveness of the Company’s executive compensation programs among comparable peer group companies, as well as the appropriateness of such programs.

AINOS, INC. CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF

DIRECTORS – ADOPTED AUGUST 20 2021

5.3

Risk Management. The Committee shall review the Company’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

5.4	Advisory Votes. The Committee shall review and consider the results of any advisory vote on executive compensation.

5.5

Overall Company Compensation. The Committee shall review, modify (as needed) and approve the Company’s overall compensation plans and structure, including reviewing the Company’s overall compensation philosophy, evaluating and approving the compensation plans and programs for the Company, modifying or terminating existing plans and programs, and reviewing and establishing equity and variable compensation programs.

5.6

Independent Director Compensation. The Committee shall review and recommend to the Board the compensation for independent Board members, including any retainer, committee and committee chair fees and/or equity compensation. Such recommendation shall take into account national and industry-wide compensation practices and trends and a comparison of the Company’s compensation programs among comparable companies as well as the appropriateness of such programs in light of corporate governance standards and the Committee’s determination of the appropriate method of motivating independent Board members.

5.7

Administration of Benefit Plans. The Committee shall have full power and authority to administer the Company’s stock option plans, stock appreciation rights plans, stock purchase plans, variable compensation plans, including the adoption, amendment and termination of such plans and any sub-plans thereof, putting forth such plans or amendments before the Company’s stockholders for approval, approving any SEC filings needed in order to register the shares under any such plans, establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards, and exercising such other power and authority as may be permitted or required under such plans. The Committee shall have full power and authority to provide oversight of any employee benefit plans subject to ERISA, including but not limited to retirement/401(k), deferred compensation plans, health, welfare, and disability plans and to delegate its legal obligations with respect to the employee benefit plans subject to ERISA to subcommittees, officers or employees of the Company as permitted by the terms as such plans and applicable law. Notwithstanding the foregoing, the Board shall retain the right to act on all such matters without limiting the Committee’s authority.

AINOS, INC. CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF

DIRECTORS – ADOPTED AUGUST 20 2021

5.8

Compensation Discussion and Analysis. The Committee shall review and discuss with management the Company’s disclosures contained under the caption “Compensation Discussion and Analysis” and make recommendations to the Board that the CD&A be approved for inclusion in the Company’s annual reports on Form 10-K, registration statements, proxy statements or information statements, as may be required under applicable SEC rules.

5.9

Committee Report. The Committee shall prepare and review the Committee report on executive compensation to be included in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations.

5.10

Committee Self-Assessment and Charter. The Committee shall review, discuss and assess at least annually its own performance, as well as the Committee’s role and responsibilities as outlined in this Charter. The Committee shall also review and reassess annually the adequacy of this Charter and shall submit any suggested changes to the Charter to the Board for its consideration.

6.0

COMPENSATION PROPOSALS. The Committee shall provide recommendations to the Board on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation.

7.0	OTHER DUTIES. The Committee shall perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing.

8.0	ADOPTIONS, REVIEWS AND REVISIONS

As of July 30, 2021 – No prior policy Adopted – August 20, 2021

AINOS, INC. CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF

DIRECTORS – ADOPTED AUGUST 20 2021